Exhibit 107

Calculation of Filing Fee Tables
Form S-1
(Form Type)

Gold Flora Corporation
(Exact Name of Registrant as Specified in its Charter)

Table1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(3)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c) (2)(3)	235,775,194 shares	$0.0805	$18,979,903.12	$153.10 per $1,000,000	$2,905.82

	Total Offering Amounts			235,775,194 shares	$0.0805	$18,979,903.12	$153.10 per $1,000,000	$2,905.82

	Total Fee Offsets			—	—	—	—	—

	Net Fee Due							$2,905.82

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued by Motorsport Games Inc. (the “Registrant”) in connection with any stock split, stock dividend or similar transaction.

(2) Calculated pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price for these shares is based upon the average of the high and low sale prices of the Registrant’s Common Stock, par value $0.01 per share (“Common Stock”), reported on the OTCQB on October 24, 2024.

(3) Represents shares of our Common Stock offered by the Selling Stockholder described in the registration statement issuable upon the exercise of a senior secured promissory note issued to the Selling Stockholder in connection with a private placement transaction that closed on August 28, 2024.